Gibraltar Acquires Assets of Delta Separations

Expands Suite of Extraction Solutions for Plant Based Biomass Processing

Buffalo, N.Y., February 14, 2020 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leader in the growing and processing market, today announced it has acquired the assets of California-based Delta Separations, a privately-held engineering and manufacturing company of centrifugal ethanol-based extraction systems for $50 million in an all cash transaction that closed February 13, 2020. The company sells direct to cannabis, hemp, and biomass processors focused on the production of botanical oil extracts for a variety of consumer products. Delta Separations’ 2019 revenue was $46 million, and Gibraltar expects Delta Separations to be accretive in 2020.

“As Gibraltar’s second acquisition in the processing market, Delta Separations’ leadership position in ethanol-based extraction technology combined with Apeks’ leadership position in CO2 extraction technology expands our offering as we work with customers to shape the future of this market,” said Gibraltar Chief Executive Officer Bill Bosway. “The combination of Apeks and Delta will support our customers regardless of their technology and systems preference. Delta has a strong management team, is a true leader in this market with an incredible passion for its business, and our future together. We will continue to build our presence and relevance with our customers accordingly.”

About Gibraltar
Gibraltar Industries is a leading manufacturer and provider of products and services for the renewable energy, conservation, residential, industrial, and infrastructure markets. With a three-pillar strategy focused on business systems, portfolio management, and organization and talent development, Gibraltar’s mission is to create compounding and sustainable value with strong leadership positions in higher growth, profitable end markets. Gibraltar serves customers primarily throughout North America and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as macroeconomic factors including government monetary and trade policies, such as tariffs and expiration of tax credits along with currency fluctuations and general political conditions. Other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact
Timothy Murphy
Chief Financial Officer
716-826-6500 ext. 3277
tfmurphy@gibraltar1.com

LHA Investor Relations
Jody Burfening/Carolyn Capaccio
(212) 838-3777
rock@lhai.com